SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2010

INFRASTRUCTURE DEVELOPMENTS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52936	27-1034540
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

5315 East 93rd Street Tulsa, OK 74137
(Address of principal executive offices)

918.808.7290
(Registrant’s Telephone Number)

(Former name or former address, if changed since last report)

with a copy to:

Carrillo Huettel, LLP

3033 Fifth Ave. Suite 201

San Diego, CA 92103

Telephone (619) 399-3090

Telecopier (619) 330-1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 7, 2010, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and among Infrastructure Developments Corp. (“we,” “IDVC” or the “Company”), Intelspec International, Inc. (“Intelspec”) and the shareholders of Intelspec (the “Intelspec Shareholders”).

The closing of the transaction (the “Closing”) is scheduled to take place upon the satisfaction of customary closing conditions (the “Closing Date”). On the Closing Date, we will acquire 100% of the outstanding shares of common stock of Intelspec (the “Intelspec Stock”) from the Intelspec Shareholders. In exchange for the Intelspec Stock, we will issue 14,000,000 shares of our common stock. Additionally, pursuant to the terms of the Share Exchange Agreement, Raydor International Services Ltd., the principal shareholder of the Company, has agreed to cancel a total of 9,500,000 shares of IDVC Common Stock. As a result of these two transactions, the Intelspec Shareholders will hold approximately 70% of our issued and outstanding common stock on the Closing Date.

A copy of the Share Exchange Agreement is included as Exhibit 10.02 to this Current Report and is hereby incorporated by reference. All references to the Share Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Item 9.01 Exhibits

(c)	Exhibits. The following exhibits are included as part of this report:

	10.02:	Share Exchange Agreement dated April 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 7, 2010	Infrastructure Developments Corp.

	By:	/s/ Garry Unger
Name: Garry Unger
Title: President

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